NW Bio Initiates Phase III DCVax®-L Brain Cancer Trial In Europe: King’s College Hospital In The UK Is First Site To Open

Up To 30 European Sites To Join 46 Active Sites In The US

BETHESDA, Md., May 16, 2013 /PRNewswire/ -- Northwest Biotherapeutics (NWBO) (NW Bio), a biotechnology company developing DCVax®-L personalized immune therapies for solid tumor cancers, today announced that its Phase III clinical trial with DCVax®-L for brain cancer has been initiated at King’s College Hospital in the UK.

This is one of the first late-stage clinical trials in Europe with active immune therapies, and its opening is the culmination of years of planning, development and regulatory and institutional approvals.  King’s College Hospital, a major center for neuro-oncology, is leading the way for the many other European sites.  Three other sites in the UK are also preparing to open, and nearly 20 sites in Germany are in various stages of preparation.  In addition, medical centers in other European countries have requested to be added to the trial.

This Phase III trial is for newly diagnosed Glioblastoma multiforme (GBM), the most common and most lethal form of brain cancer. The trial is already well under way in the US, with 46 active sites at present, and is expected to enroll an aggregate total of 312 patients in the US and Europe.  Notably, there are few competing brain cancer trials in Europe, although Europe has a population larger than the US.

DCVax-L mobilizes a cancer patient’s whole immune system to attack the full set of biomarker targets on the tumor.  Current standard of care for GBM brain cancer includes surgical removal of the tumor, followed by six weeks of daily radiation to the brain and daily chemotherapy, followed by monthly chemotherapy.  With all of these treatments, GBM tumors typically recur within about 6.9 months, and the patients typically live for about 14.6 months.  In prior Phase I/II clinical trials, in patients treated with DCVax-L the tumors typically did not recur for 2 years, and the patients typically lived for 3 years.  A substantial percentage of patents lived even longer, and to date two patients have exceeded 10 years.  In addition, DCVax-L is non-toxic and is anticipated to cost less than other recent cancer drugs.

Dr. Keyoumars Ashkan, Consultant Neurosurgeon [specialist] and Lead for Neuro-Oncology at King’s College Hospital said: “We are pleased to be leading the way in bringing these novel immune therapies to patients in the UK. Brain cancers are some of the most lethal cancers, and there is a great need for new and better treatments.”

“The positive data from the clinical trials in the US were very encouraging in delaying disease progression and extending survival times, without significant toxic side effects. We are hopeful that similar results will be seen in the large, randomized clinical trial which we have now launched in the UK.”

“This is an important landmark, as we begin patient recruitment in our pioneering Phase III trial of DCVax-L for brain cancer in Europe, the largest medical market in the world after the US,” commented Linda Powers, CEO of NW Bio.  “This is one of the first late-stage clinical trials with active immune therapies in Europe, and is bringing patients a much needed new treatment option.  We are excited to be launching this trial with King’s College Hospital, one of Europe’s premier opinion-leader institutions.”

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on developing immunotherapy products to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both the United States and Europe.  The Company has a broad platform technology for DCVax dendritic cell-based vaccines.  The Company’s lead program is a 312-patient Phase III trial in newly diagnosed Glioblastoma multiforme (GBM).  GBM is the most aggressive and lethal form of brain cancer.  The Company also previously received clearance from the FDA for a 612-patient Phase III trial in prostate cancer, and clearance from the FDA for Phase I/II trials in multiple other cancers.  The Company also conducted a Phase I/II trial with DCVax for metastatic ovarian cancer together with the University of Pennsylvania.

About King’s College Hospital

King’s College Hospital NHS Foundation Trust is one of the UK’s largest and busiest teaching hospitals, with more than 7,000 staff providing around 1,000,000 patient contacts a year.  King’s has a unique profile, with a full range of local hospital services for people in the London boroughs of Lambeth and Southwark as well as specialist services to patients from further afield.  The Trust is recognized internationally for its work in liver disease and transplantation, neurosciences, cardiac, haemato-oncology, stroke and major trauma.  King’s also plays a key role in the training and education of medical, nursing and dental students with its academic partner, King’s College London.  For more information, visit www.kch.nhs.uk. You can also support the work of King’s College Hospital at togetherwecan.org.uk/kings-college-hospital.

Disclaimer

Statements made in this news release that are not historical facts, including statements concerning future treatment of patients using DCVax and future clinical trials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “believe,” “intend,” “plan,” “continue,” “may,” “will,” “anticipate,” and similar expressions are intended to identify forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as the Company’s ability to raise additional capital, risks related to the Company’s ability to enroll patients in its clinical trials and complete the trials on a timely basis, the uncertainty of the clinical trials process, uncertainties about the timely performance of third parties, and whether the Company’s products will demonstrate safety and efficacy.  Additional information on these and other factors, including Risk Factors, which could affect the Company’s results, is included in its Securities and Exchange Commission (“SEC”) filings.  Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement.  You should not place undue reliance on any forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.